Exhibit 23-a
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-18309) pertaining to the Nordson Employees’ Savings Trust Plan of our report dated June 25, 2009, with respect to the financial statements of the Nordson Employees’ Savings Trust Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2008 and 2007.
/s/ Meaden & Moore, Ltd
Cleveland, Ohio
June 25, 2009